Exhibit 99.1

September 24, 2018 Contact: Marshall Dodson 713-651-4301

FOR IMMEDIATE RELEASE

Key Energy Services, Inc. Proposes Combination with Basic Energy Services, Inc. in an All-Stock Transaction

•	Proposed all-stock merger of Key and Basic

•	Combined company would be a leader in production services and approximately 51% owned by Key shareholders and approximately 49% owned by Basic shareholders

•	Represents approximately 15% premium to Basic’s share price based on a 10-day VWAP[1]

•	Accretive to both sets of shareholders after consideration of cost synergies, which are estimated to be $65 million annually when achieved

HOUSTON, TX, September 24, 2018 - Key Energy Services, Inc. (NYSE: KEG) (“Key” or the “Company”) announced today that it has proposed to combine with Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) in an all-stock merger. On September 20, 2018 and again on September 23, 2018, Key sent letters to management and the Board of Directors of Basic outlining its merger proposal and its strong desire to negotiate a transaction. Copies of the letters are included below.

Key believes that the proposed combination is attractive strategically and financially for both companies given the highly complementary nature of their respective businesses and significant cost synergies that could be realized in the combination. Under the terms of the proposal, Key shareholders would own approximately 51% of the combined company and Basic shareholders would own 49%, representing a 15% premium to the 10-day VWAP1 before consideration of synergies. Including the estimated annual run rate synergies of $65 million, Key believes that the estimated total value to Basic shareholders is equivalent to an approximate 89% premium to Basic’s unaffected 10-day VWAP.1

Robert J. Saltiel, Key’s President and Chief Executive Officer, stated, “We are ready to move ahead swiftly to finalize a combination with Basic. We believe such a combination will create significant value for both shareholder groups and result in the combined company being a leader in the production services segment.”

“We believe the proposed financing announced by Basic could be detrimental to both the structure of a combination and its value to shareholders. Basic’s proposed financing would likely cause meaningful additional cost to a combined company, reducing the significant synergies shareholders would otherwise realize through a merger. As a result, the proposed financing might effectively preclude a combination between Key and Basic and prevent the substantial value creation for all shareholders enabled under our proposal.”

[1]

10-day VWAP reflects the volume-weighted average closing price of the preceding 10 market sessions for each Key and Basic. Based upon this calculation, the exchange ratio reflects $9.80 per Basic share based upon Key’s 10-Day VWAP of $13.36 per share as of September 19, 2018. Basic’s 10-Day VWAP calculated as $8.52 per share as of September 19, 2018.

Saltiel concluded, “We have tremendous respect for the Board, management and employees of Basic. We believe that we will be able to capitalize on the strengths of each organization to create a stronger combined company better able to invest in people and assets to serve the needs of our customers.”

Key is making this proposal public to inform both Basic’s and Key’s shareholders of the compelling value creation potential of the combination and to encourage Basic’s board to move towards a negotiated transaction and the postponement of the financing as currently contemplated.

Letter dated September 20, 2018 to Basic’s Chairman and Chief Executive Officer

September 20, 2018

Mr. Timothy Day

Chairman

T.M. Roe Patterson

President, Chief Executive Officer

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Dear Gentleman:

As a follow up to our extensive prior dialogue, we remain convinced of the need and benefits for consolidation within our industry. It is with this as a backdrop that we submit the following proposal to you regarding a combination of our companies.

Proposal to Combine Key and Basic

As we have discussed, I am pleased to outline a proposal to combine Key Energy Services, Inc. (“Key”) and Basic Energy Services, Inc. (“Basic”) at a substantial premium to Basic’s current market value and the opportunity for your shareholders to participate in the substantial upside of the combined company going forward.

My Board and I believe that there are significant benefits to be realized for our respective shareholders from combining our businesses. We believe our proposal is strategically compelling and will be highly attractive to Basic’s shareholders. Key has appreciated the opportunity to engage with you in an open and collaborative fashion and hope you share our conviction in relation to the strategic merits of this combination.

Our Proposal

We are proposing a stock-for-stock combination at a fixed exchange ratio of 0.733x shares of Key for each share of Basic, which represents $9.80 per Basic share based on Key’s 10-Day VWAP of $13.36 as of September 19, 2018. The combined company would be approximately 48.7% owned by Basic shareholders. This represents a 15% premium to Basic’ 10 day VWAP.

Value Creation for Basic Shareholders

We believe this combination will be compelling to Basic shareholders and would deliver total value of in excess of $16.09 per share from the immediate premium and $6.29 per Basic share of synergies that are only achievable through a combination. The estimated total value to Basic shareholders of $16.09 per share is equivalent to an ~89% premium to Basic’s unaffected 10-Day VWAP of $8.52 as of September 19, 2018 and the upfront offer value alone of $9.80 per share represents a 15% premium to Basic’s unaffected 10-Day VWAP price as of September 19, 2018, and a ~6% premium to Basic’s closing price as of September 19, 2018.

We anticipate realizing $65 million of pre-tax, run-rate cost synergies per annum achieved through the reduction of SG&A and duplicate corporate and facilities/infrastructure costs, in addition to procurement benefits. Capitalizing these synergies at a historical average EBITDA multiple of approximately 5.5x would result in Basic shareholders benefiting from $6.29 per Basic share of value as a result of their approximately 48.7% ownership of the combined company. Basic shareholders would also get the opportunity to share in the substantial value creation we envision in the combination.

This value creation is set out in the chart below:

Furthermore, we believe a combination would enable the combined company to achieve significantly lower cost of capital, in particular on debt financing. Based upon our observations and knowledge of the debt markets, we estimate these savings could exceed 250bps or more per annum.

Strategic Benefits of a Combination

We believe this combination would provide substantial value to your shareholders, as well as strategic benefits to your customers and employees, including:

•

Creates Premier Oilfield Services Company: A combination of Key and Basic will create a production-focused oilfield services provider with limited customer overlap. The pro forma combined company would have 2019E revenue and EBITDA of $1.8 billion and over $275 million (including the impact of estimated synergies, with a run-rate of $65 million) and a pro forma net debt / 2019E post-synergy EBITDA of below 2.0x [2].

•

Bolsters Existing Service Capabilities: Well services and fluid management would be core components of the combined company. The Key / Basic combination would also enhance rental and fishing and coiled tubing franchises. The combined company would have a broader geographic footprint with greater service density. Additionally, we believe there are meaningful benefits via the combination of Key’s corporate sales model with Basic’s field-level sales model that will enhance value for the combined company and its customers.

•

Meaningful Field and Corporate-Level Synergy Opportunities: We estimate annual cost synergies from this transaction to be $65 million. This results in $358 million of market value uplift potential when applying a 5.5x multiple, which equates to 66% of the current combined market capitalization of both Key and Basic, as of September 19, 2018.

•

Compelling Financial Profile: We believe the combined company would have significant financial flexibility due to the earnings power of the combined entity as a result of a broader footprint, increased geographic density and cost synergies. These factors will improve financing capabilities (debt and/or equity) due to the pro forma company’s improved liquidity position. As a result of a compelling financial profile, we believe that a refinancing of the pro forma company will be at greatly reduced rates and on better terms than either of us can achieve on our own.

•

Greater Liquidity for Shares in a Combined Company: Additionally, we believe that the combined company will be a more attractive security for equity investors through a higher float, increased trading liquidity and larger market capitalization.

[2]

2019E figures based upon Bloomberg consensus estimates as of September 19, 2018. Net debt/2019 EBITDA including the impact of synergies reflects Basic + Key 6/30/18 net debt (including existing make-wholes) using full run rate synergies with no cost to achieve.

Considerations with Respect to Recently Announced Notes Offering

We are aware of the secured notes offering recently launched on September 19, 2018 by Basic and are concerned that it could be detrimental to a combination of Key and Basic. We assume you also would not want the secured notes offering to stand in the way of such a value accretive option.

Therefore, we request that you suspend the pricing of your notes offering to allow time to negotiate a merger agreement, which we believe could be agreed by October 12th, given the extensive work that has been performed in the past.

As necessary to facilitate this combination, we are open to the consideration of a deleveraging transaction, including one back-stopped by our large shareholders.

Status of Proposal

This proposal is fully supported by Key’s Board of Directors. Any formal agreement would be subject to the final approval of Key’s Board, a period of limited mutual due diligence, and execution of mutually acceptable definitive documentation. Closing of the transaction would be subject to customary closing conditions, including Key and Basic shareholder approvals. We are confident that all necessary regulatory approvals could be obtained in a timely manner.

This is a non-binding proposal and, unless and until a definitive agreement regarding a potential transaction is executed by the parties, neither party shall be obligated with respect to any transaction and no obligation or rights or liabilities of any kind are created as a result of this proposal.

Next Steps

We hope that you and your Board share our conviction around the strategic merits of this combination and the value creation opportunities that this proposal can unlock.

We are prepared to immediately engage with you and your team to discuss and complete this transaction. We are confident that our proposed combination would provide Basic shareholders with immediate current value, as well as the opportunity of participation in the significant upside of the combined company.

We are available any time to address any questions in person or otherwise and would expect to receive your response no later than noon central daylight time on Sunday September 23, 2018. We look forward to hearing from you and discussing immediate next steps.

Sincerely,

/s/ Robert J. Saltiel
Robert J. Saltiel
President and Chief Executive Officer

Letter dated September 23, 2018 to Basic’s Board of Directors

September 23, 2018

Members of the Board of Directors

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Dear Members of the Board of Directors:

Thank you for the serious consideration you are giving to our proposal and the time your Board will take to consider it this evening.

As you approach your deliberations we wanted to share a few additional thoughts with you:

•

Given the costly anticipated terms for your contemplated financing, we believe your shareholders may be best served by a taking a short pause in your financing process to engage with us. Our team is confident that we could work together to outline terms of a merger which we could collectively execute very expeditiously. To that end, your Board may also consider it advisable to publicly or privately disclose to your underwriters that you have received a proposal which you are privately considering as an alternative to the financing.    We do not think that a delay in the bond offering will be viewed negatively by your investors in light of the foregoing (and in fact it would demonstrate your focus on all alternatives with a view to choosing the best course of action for your shareholders).    We firmly believe that you will be in no worse of a position by announcing that you have determined to delay the offering for a short period of time in order to consider an alternative transaction.

•

At a minimum, we would ask that you consider building in some flexibility to any financing around facilitating a merger such as we have proposed. For example, you may consider a reduced make-whole in the event that you consummate a merger transaction within the first 12 months after issuance. We estimate the make whole of the contemplated financing transaction to be ~$80 million, which could represent a significant impediment to effectuating the merger as we have proposed. Please see Appendix A for a summary of the proposed changes we would suggest and Appendix B for the full redline to the Description of Notes that we think would constitute the minimum of changes necessary to provide this flexibility.    We do not believe this will have a material cost to you or adversely impact timing of the transaction you are contemplating. And of course, should you be open to a short delay in the financing schedule, this modification to financing terms should be even easier to implement. We further believe that a new financing at the pro forma company would be at meaningfully improved terms, which would benefit shareholders of both companies, as compared to the transaction you have in the market.

•

Although it may be possible to create additional flexibility for both of our secured debt facilities (“dual baskets”) to ride through to the combined company, this is expected to create significant obstacles: (i) this may meaningfully reduce the ability to capture synergies, including both cost and capex synergies; (ii) would require maintaining separate financials and books/records to track such dual baskets, and (iii) may create meaningful operational impediments to the day-to-day operations of the business as a combined company.

Additional items we’d like to highlight again for your benefit:

•

The strategic benefits of a transaction and compelling nature of at least $65 million in annual synergies, with additional upside from additional cost synergies, capex synergies and multiple re-rating will benefit shareholders of both companies;

•

As we stated in our letter of September 20, 2018, in light of the work done by both of our companies during our past discussions, we believe that a transaction between our two companies can be signed up by October 12, 2018; and

•	We believe if you publicly announce that you have determined to delay the offering because the board is reviewing an alternative proposal it received that the market will react favorably.

Again, we thank you for the consideration you will give at this critical juncture. Even one business week delay could give us both the time we need to create significant shareholder value.

Regards,

/s/ Robert J. Saltiel
Robert J. Saltiel President and Chief Executive Officer

Appendix A

The attached mark-up of the “Description of Notes” contains changes primarily related to making the consummation of a transaction easier. The changes include:

Path A

•	Adding a special optional redemption right for the issuer to redeem the notes within 12 months following the issue date in connection with fundamental transactions at 50% of coupon.

Path B

•

Revising the definitions of “Fixed Charge Coverage Ratio” and “Consolidated Cash Flow” to clarify that the proposed transaction would be calculated on a pro forma basis and synergies and certain other addbacks are fully covered

•	Making clear that certain items like the “borrowing base” are determined on a pro forma basis

•	Adding a customary “Limited Condition Acquisition” provision to permit compliance to be measured at signing the acquisition agreement

•	Permitting reporting to be satisfied by a parent company

•	Adding grower components to a few baskets to capture the combined company

•	Clarifying the change of control provision so that certain rights would not trip a change of control

Appendix B

Appendix B not filed herewith

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that the Company has made for a business combination transaction with Basic. In furtherance of this proposal and subject to future developments, the Company (and, if a negotiated transaction is agreed, Basic) may file one or more registration statements, proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, prospectus or other document the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND BASIC ARE URGED TO READ THE PROXY STATEMENT(s), REGISTRATION STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when they become available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports the Company files with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of the Company’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect the Company’s expectations, estimates or projections include, but are not limited to, the following: the ultimate outcome of any possible transaction between the Company and Basic including the possibilities that the Company will not pursue a potential business combination transaction with Basic and that Basic will reject a potential business combination transaction with the Company; if a potential business combination transaction between the Company and Basic were to occur, the ultimate outcome and results of integrating the operations of the Company and Basic and the ultimate ability to realize synergies; the effects of the business combination of the Company and Basic, including the combined company’s future financial condition, operating results, strategy and plans; the effects of governmental regulation on the Company’s business or potential business combination transaction; ability to obtain regulatory approvals and meet other closing conditions to a potential business combination transaction, including all necessary stockholder approvals, on a timely basis; the risks and uncertainties detailed by Basic with respect to its business as described in its reports and documents filed with the Securities and Exchange Commission; conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; the Company’s ability to generate sufficient cash flow to meet debt service obligations; the amount of the Company’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in the Company’s debt service obligations due to variable rate indebtedness; and other factors affecting the Company’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, and other reports the Company files with the Securities and Exchange Commission.